EX99.1 Press Release, dated September  4, 2008, of Eco2 Plastics, Inc., announcing the Bridge Financing

Exhibit 99.1

ECO2 Plastics, Inc. Announces Bridge Financing up to $5 Million in Convertible Notes

ECO2 Plastics, Inc. (otc:ecoo) announced today that it is continuing its bridge financing of $3.5 to $5 million in Convertible Notes, announced last week. The Company sold $550,550.00 of notes and related common stock purchase warrants at an initial closing on August 28, 2008 and expects the balance of the financing to close by September 15, 2008.  The purposes of the financing are (i) to purchase new equipment for the Company’s proprietary CO2 cleansing equipment and other critical spare parts and equipment; (ii) to reduce trade payables; and (iii) to fund continuing operations.  The Company undertook the financing primarily due to higher than expected equipment and installation costs and working capital requirements related to the expansion of production capacity in the Company’s Riverbank, California processing plant. This financing will also help fund additional current and future projects and also support the Company’s ability to meet its ongoing cash and working capital needs.

The convertible notes to be offered in this transaction will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The convertible notes are being offered and sold solely to certain accredited investors in a private placement pursuant to Rule 506 under the Securities Act.  This announcement does not constitute an offer to sell or the solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The Company’s ability to raise capital necessary to continue to fund operations is subject to various factors, and it cannot guarantee that it will be able to successfully close the planned financing within the timelines and in the amounts indicated, on terms acceptable to the Company, or at all.  If the Company is unable to raise necessary capital, it will need to reduce operating expenses, delay plans to expand production capacity, and its ability to respond to unanticipated requirements and continue operations would be limited, all of which would have a material adverse effect on the Company’s business, financial condition and results of operations. Even if the Company raises the capital from the financing as planned, there can be no assurance that the equipment will be successfully installed and implemented in a timely manner, that production capacity will be successfully expanded, or that the company will not have other unanticipated cash needs in the near term.  This press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including in its Quarterly Report on Form 10-Q for the period ended June 30, 2008.